Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 127 to Registration Statement No. 002-24389 on Form N-1A of our reports dated March 25, 2009 relating to the financial statements and financial highlights of Fidelity Devonshire Trust, including Fidelity Series Large Cap Value Fund and Fidelity Series All-Sector Equity Fund, appearing in the Annual Report on Form N-CSR of Fidelity Devonshire Trust for the period ended January 31, 2009 and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 13, 2009